Exhibit 99.1
VERSO TECHNOLOGIES, INC.
400 Galleria Parkway, Suite 200
Atlanta, Georgia 30339
May 24, 2007
Citel Technologies, Inc.
Citel Technologies Limited
MCK Canada Operations Inc.
Citel PLC
1420 Fifth Avenue, Suite 1650
Seattle, WA 98010
Atlanta, Georgia 30339
Ladies and Gentlemen:
     Reference is hereby made to the (i) Secured Convertible Promissory Note dated January 21, 2005 made by Citel Technologies Limited, a company organized under the laws of England and Wales (“Citel U.K.”), and Citel Technologies Inc., a Delaware corporation (“Citel U.S” and, together with Citel U.K., “Citel”) in favor of Verso Technologies, Inc., a Minnesota corporation (“Verso”), with an original principal amount of $3.5 million, as amended from time to time (as so amended, the “Note”); and (ii) Asset Purchase Agreement dated as of January 21, 2005 among Verso, certain of its subsidiaries, Citel and MCK Canada Operations Inc., a company organized under the laws of the Province of British Columbia (the “Purchase Agreement”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.
     This letter agreement (this “Agreement”), when countersigned by you, will set forth our agreement regarding the subject matter set forth herein.
     1. Payment and Issuance by Citel. No later than 5:00 p.m. (Atlanta Georgia time) on May 25, 2007, Citel shall (i) pay to Verso by wire transfer to an account designated by Verso the amount of US $1,880,000 (the “Payment”) and (ii) cause to be issued to Verso 62,424 shares of the capital stock of Citel PLC (the “Shares”), which Shares are listed for trading on AIM, a market of the London Stock Exchange plc.
     2. Representations Regarding the Shares. Citel hereby represents and warrants to Verso that: (i) the issuance of the Shares has been duly and validly authorized by all necessary corporate action on the part of Citel and the issuer of the Shares and, upon such issuance, the Shares will be duly and validly issued, fully paid, nonassessable and free and clear of all Liens, except for the transfer restriction set forth in Paragraph 4 of this Agreement (the “Contractual Restriction”); (ii) except for the Contractual Restriction, upon issuance the Shares will be freely tradable and transferable by Verso without restriction of any nature whatsoever, including, without limitation, any restrictions under applicable law or imposed by the rules and regulations of AIM; (iii) the Shares are listed, qualified and admitted for trading and quotation on AIM; (iv) the certificate representing the Shares will not bear any restrictive legend or other restrictive notation; and (v) the issuer of the Shares will not make any notation on its records or give any instructions to its transfer agent, AIM or any other Person that restricts in any manner the tradability or transferability of the Shares by Verso, except for such notation or instruction that reflects the Contractual Restriction.

     3. Release and Waiver of Indemnification Claims. Each Buyer hereby absolutely, unconditionally and irrevocably releases, waives, acquits, withdraws, retracts and forever discharges any and all Claims made or asserted or that could have been made or asserted at any time prior to the date hereof by any Buyer Indemnified Party against any Seller pursuant to Section 13 of the Purchase Agreement, and each Buyer agrees to not directly or indirectly solicit, encourage, consult, advise, support or in any way participate in the commencement or prosecution of any Claims released in this Section 3.
     4. Agreement Not to Transfer the Shares. Verso agrees that it will not, without the prior consent of any Buyer or Citel PLC, which consent shall not be unreasonably withheld, delayed, denied or conditioned, sell, assign, transfer, convey or otherwise dispose of the Shares or any portion thereof to any Person during the period commencing on the date hereof and ending on January 21, 2008.
     5. Release of Lien and Cancellation of Note. Upon receipt by Verso of the Payment and the certificate representing the Shares, and subject to the representations set forth in Paragraph 2 of this Agreement being true and correct, (i) the Note shall be deemed fully paid and cancelled by Verso and (ii) Verso’s security interest in the Collateral (as defined in the Security Agreement entered into pursuant to the Purchase Agreement) shall be released and terminated.
     6. Further Assurances. Each of the undersigned agrees that it will make, execute and deliver any and all such other instruments and documents and will do and perform any and all such further acts as shall become necessary, proper or convenient to carry out or effectuate the respective covenants, promises and undertakings set forth herein.
     7. Enforceability. If and to the extent any provision herein is held invalid or unenforceable at law, such provision will be deemed stricken from this Agreement and the remainder of the Agreement will continue in effect and be valid and enforceable to the fullest extent permitted by law.
     8. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts made and to be performed entirely within that State, without reference to its conflict of laws rules.
     Please acknowledge your agreement with the foregoing by signing below. This letter may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument . This letter may be executed and delivered by facsimile transmission.

Sincerely, VERSO TECHNOLOGIES, INC.
By:	/s/ Martin D. Kidder
	Name:	Martin D. Kidder
	Title:	CFO

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ACKNOWLEDGED AND AGREED:
CITEL TECHNOLOGIES LIMITED

By:	/s/ Jose S. David

Title:	CFO

CITEL TECHNOLOGIES, INC.

By:	/s/ Jose S. David

Title:	CFO

MCK CANADA OPERATIONS INC.

By:	/s/ Jose S. David

Title:	CFO

CITEL PLC

By:	/s/ Jose S. David

Title:	CFO